JPMORGAN DISTRIBUTION SERVICES, INC.

BILATERAL NETWORKING AGREEMENT

Bilateral Networking Agreement made by and among the open-end, management investment companies listed on Schedule A (each a “Trust” or a “Corporation” and collectively, the “Trusts”), on behalf of themselves and each of their series or classes of shares (each a “Fund”, collectively, the “Funds”), JPMorgan Distribution Services, Inc. (“JPMDS”), the distributor of the shares of each Fund, and the financial institution executing this Agreement (“Financial Intermediary”).

WHEREAS, JPMDS and Financial Intermediary each are members of the Depository Trust Clearing Corporation (“DTCC”) and have executed and filed with the DTCC the standard Networking Agreement (the “Networking Agreement”);

WHEREAS, JPMDS and Financial Intermediary have separately entered into a Mutual Fund Sales Agreement (the “Dealer Agreement”);

WHEREAS, JPMDS, on behalf of the Funds, and Financial Intermediary desire to participate in Networking with each other pursuant to the terms of the Networking Agreement;

NOW THEREFORE, the parties hereby agree as follows:

1. JPMDS and Financial Intermediary each agree to participate in Networking with the other party pursuant to the terms of the Networking Agreement.

2. To compensate Financial Intermediary for the services provided to its customers under the Networking Level indicated on Schedule B hereto, which services would otherwise be provided by the Funds’ transfer agent, the Funds agree to pay Financial Intermediary Networking Fees for each Fund as indicated on Appendix A hereto. Networking Fees shall be payable quarterly in arrears.

3. Financial Intermediary shall calculate the Networking Fees due at the end of each quarter and shall send an invoice therefor to the Funds. Each invoice shall be accompanied by a statement setting forth the calculation of such Networking Fees amount and any additional information reasonably requested by the Funds.

4. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed and interpreted in accordance with the laws of the State of New York.

5. This Agreement may be terminated by any party without cause by giving the other party at least thirty (30) days’ written notice of its intention to terminate, and shall terminate automatically upon termination of the Dealer Agreement.

6. This Agreement may be amended by the JPMDS from time to time by the following procedure. JPMDS will mail a copy of the amendment to the Financial Intermediary’s address, as shown on the signature page hereof. If the Financial Intermediary does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. The Financial Intermediary’s objection must be in writing and be received by JPMDS within such thirty days.

7. The agreements contained in this Agreement made by the Trusts, on behalf of each of the Funds listed on Appendix A, are made on a several (and not joint, or joint and several) basis.

8. The names “JPMorgan Trust I,” JPMorgan Trust II,” JPMorgan Fleming Series Trust, JPMorgan Value Opportunities Fund Inc. or “Undiscovered Managers Funds” refer to the Trusts. The obligations of each Trust (or the particular Fund thereof) entered into in the name or on behalf thereof by any Trustee, representative or agent of the Trust are made not individually, but in such capacities, and such obligations of each Trust (or the particular Fund thereof) are not binding upon any Trustee, shareholder or representative of that Trust personally, but bind only the assets of the applicable Trust (or the particular Fund thereof), and all persons dealing with that Trust (or particular Fund thereof) must look solely to the assets of the Trust (or the particular Fund thereof) for the enforcement of any claims against the Trust (or the particular Fund).

This Agreement shall become effective in this form as of the date executed by JPMDS and the Trusts or as of the first date thereafter upon which Financial Intermediary executes any transaction, performs any service, or receives any payment pursuant hereto.

JPMORGAN DISTRIBUTION SERVICES, INC.	JPMorgan Trust I,
JPMorgan Trust II,
J.P. Morgan Fleming Mutual Fund Group, Inc.
J.P. Morgan Mutual Fund Group
J.P. Morgan Mutual Fund Investment Trust
Undiscovered Managers Funds
(on behalf of themselves and their Funds)
460 Polaris Parkway, OH1-1235	270 Park Avenue
Westerville, Ohio 43082	New York, New York 10017
DTCC Number: 5599
By:	By:
Authorized Signature	Authorized Signature

Name:	Name:

Title:	Title:

Date:	Date:

JPMorgan Value Opportunities Fund Inc.
Financial Intermediary Name

DTCC Number:	1101 Vermont Avenue, NW
Washington, DC 20005
Address 1:

Address 2:

City:

State Zip Code

Phone:

Fax:

By:	By:
Authorized Signature	Authorized Signature

Name:	Name:

Title:	Title:

Date:	Date:

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SCHEDULE A

TRUSTS AND CORPORATION

JPMorgan Trust I

JPMorgan Trust II

JPMorgan Value Opportunities Fund Inc

J.P. Morgan Fleming Mutual Fund Group, Inc.

J.P. Morgan Mutual Fund Group

J.P. Morgan Mutual Fund Investment Trust

Undiscovered Managers Funds

SCHEDULE B

Networking Fee Schedule

Applicable Funds	Networking Level(s)	Fee
All variable NAV funds, Classes A, B, C, Select and Institutional	Level 3	$ per year per customer position for accounts greater than $2,500.00 in balance.

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